Exhibit 99.3

PACIFIC NET INCORPORATED

Moderator: Tony Tong
April 17, 2006
7:00 am CT

Operator:
Good morning. My name is (Stacy) and I will be your conference operator today. At this time I would like to welcome everyone to the Fourth Quarter Earnings and Year-end Results Conference Call. All lines have been placed on mute to prevent any background noise.

After the speaker's remarks there will be a questions and answer session. If you would like to ask a question during this time simply press star then the number one on your telephone keypad. If you would like to withdraw your question, press the pound key. I'll now turn the conference over to Mr. Tony Tong, Chairman and CEO of Pacific Net Incorporated.

Tony Tong:
Hello this is Tony. Good morning. My name is Tony Tong and I'm the Pacific Net Chairman and CEO. I'm calling from Hong Kong. I'm joined today by Victor Tong, our President, who's calling from our U.S. Office, and Jacob Lakhany, Director of Investor Relations, who's calling from our IR Center.

I would like to welcome all of you to our fourth quarter and year-end earnings call. Before we begin I have asked Jacob to read the following statement. Jacob?

Jacob Lakhany:
Thank you Tony. This conference call will contain forward-looking statements, statements that are not historical facts, including statements, about our beliefs and expectations, our forward-looking statements. Forward-looking statements involve inherent risks and uncertainties. Potential risks and uncertainties include but are not limited to Pacific Net's historical and possible future losses, limited operating history, uncertain regulatory landscape in China, and fluctuations in quarterly operating results.

Further information regarding these and other risks is included in Pacific Net's Form 10-K and other filings with the SEC. The company is under no obligation to update statements made on this call to reflect subsequent events in business. Now I'd like to turn the call over to Victor to go ahead and discuss the results. Victor?

Victor Tong:
Thank you Jacob. We are pleased to report quarterly revenue for the period ended December 31, 2005, of $13,368,000, an increase of 33% as compared to $10,068,000 from Q4 2004. Quarterly gross profits was $4,833,000, an significant increase of 180 - 1% as compared to $1,718,000 from Q4 2004.

Quarterly operating profit was $1,617,000, an increase of 58% as compared to $1,026,000 from Q4 2004. Quarterly net income of $918,000 or 9 cents per basic share or 8 cents per diluted share represented an increase of 106% as compared to net income of $446,000 or 6 cents per basic share or 5 cents per diluted share in Q4 2004. We apologize that the press release did just come through the wire, so the earnings press release - you can refer to these numbers in the press release.

Each of our subsidiaries and investment, including (Via Sun), Epro, Linkhead, Smartime, 3G, Clickcom and Chinagohi were profitable. For the full year ended December 31, 2005, revenues of $43, 975,000, an increase of 48% as compared to $29,709,000 from 2004. Gross profit increased to $10,687,000, an increase of 90% as compared to $5,635,000 from 2004. Operating profits of $4,484,000 as compared to an operating profit of $1,937,000 from 2004.

Net income of $2,537,000 or 25 cents per basic share or 24 cents per diluted share, comparing to net income of $774,000 or 11 cents per basic share or 10 cents per diluted share in 2004. Revenue of $13,297,000, $13,648,000 and $13,153,000 and operating profits of $1,385,000, $3,660,000, and $302,000 were generated from the company's three business units -- outsourcing business, VAS business, and communication distribution business respectively.

There were one-time expenses totaling approximately $200,000 affecting our margins and profits during the period. And apart from these, our profits should be a little bit higher. These one-time expenses includes a one time of National Market Listing Fee of about $103,000.

We ended the year with cash and cash equivalent of $10,137,000 as of December 31, 2005 compared to $6,764,000 at the end of fiscal year 2004. We had approximately 2500 employees in China at year-end. The increase was partially due to our expanded presence in China. We now have offices in Hong Kong, Beijing, Shenzhen, Guangzhou, and VAS branch offices in 26 provinces in China including Guangzhou, Guangxi, Hubei, Hunan, Jiangsu, Zhejiang, Shanghai, Henan, Anhui, Yunnan, Gansu, Ningxia, Inner Mongolia, Guizhou, Tianjin, Qinghai, Hainan, Heilongjiang, Shanxi, (unintelligible) Chongqing, Jiangxi, Beijing, Hebei, Liaoning, and Jilin.

Now I'd like to turn the call over to Tony to discuss the business in great detail. Tony?

Tony Tong:
Thank you Victor. We are delighted to report yet another strong quarter of financial results, which is our eighth consecutive profitable quarter. During the quarter and over the past year, we have worked hard for the transition of our business from the lower margin distribution business to higher margin value added services, which has already helped to support a superior bottom line results. And this strategy is beginning to work, as our operating margin has increased from 6.5% for the year of 2005 to 10.2% for the year of 2005.

And we believe in a relatively short period of time we have already made substantial progress in increasing our operating margins. From the acquisition point of view we completed a number of acquisitions, including the acquisition of Clickcom in the first quarter of 2005, to the recently announced definitive agreement to acquire iMobile in February. And we believe we have dramatically changed the profile of the company and entered some of the fastest-growing high margin business in China that is a B to C business in China.

One of those markets is the internet through a serious of acquisitions in the area. We believe we have positioned Pacific Net as a leading player in the sector. Clickcom is a leading mobile internet company in China with strong relationship with the four leading telecom operators in the country -- China Mobile, China Unicom, China Telecom, and China Netcom. Clickcom offers a wide variety of wireless internet services, which has (unintelligible) Java, and mobile applications.

After Clickcom we subsequently further broadened our reach by purchasing a 51% controlling interest in Guangzhou 3G Information Technology Company Limited, a leading value added services internet company in China, which also has a strong relationship with the four leading mobile and telecom operators.

Guangzhou 3G is one of the largest value added telecom and information services providers in China with both voice and data, that - including SMS, MMS, WAP, JAVA, GPRS connection, and it covers both mobile and fixed networks. Guangzhou 3G offers a wide variety of IVR and other wireless and fixed line value added telecom services including color ring back tone services, background music services, VICQ mobile instant message and instant chat services, sport and soccer news, weather forecast, stock prices, jokes, humor, short stories, dramas, songs, music, mobile karaoke, mobile TV, games, entertainment, as well as community oriented services such as chat line and dating services.

Mobile and fixed line (unintelligible) users can access Guangzhou's 3G IVR services through one of the four major telecom operator networks. The company covers all of China -- the major region of China of all of - over about 3 million accumulated fee-paying customers.

PacificNet strengthened its internet business further by entering into a definitive agreement to acquire 51% majority interest in iMobile, which is one of the leading internet information portal and e-commerce (unintelligible) for mobile phone and accessories and mobile related value added services providers in China. iMobile operates its e-commerce service via two internet portal. That's www.imobile.com.cm, and www.18900.com, and also a WAP portal, which is wireless access protocol portal, at wap.17wap.com for mobile browsing.

iMobile's internet portal has bee one of the top ranked traffic sites and has achieved about 2.3 million registered online users and 400,000 active users, with about 5million daily page views, and 20,000 blogs postings per day, which makes iMobile the top ranked site in its category in China.

In addition, iMobile's 18900.com operation is the (unintelligible) internet distributor for mobile, for Motorola, Nokia and NEC mobile products in China, and it's the leading internet e-commerce builder of mobile products in China and provides internet, email customer service centers, pre-sale and post-sale service, logistics and cash on delivery or COD services through mobile-related products in China.

iMobile's 18900.com e-commerce operations combines both online internet services with its offline customer services network composed of a nationwide chain of logistic and customer centers covering 21 provinces in 40 cities in China including Beijing, Shanghai, Chongqing, Tianjin, Chengdu, Dalian, Qingdao, Guangzhou, Shenzhen, Zhuhai, Dongguan, Hangzhou, Suzhou, Ningbo, Wenzhou, Nanjing, Wuhan, Xi'an, Harbin, Qiqihaer, Hunan, Changsha, (et cetera).

We believe this acquisition represents a natural fit for us. And our expertise in (unintelligible) to management should be able to strengthen an already rapidly growing business. While we are excited to enter internet space in such a significant way, we are also focused on growing our value added telecom business both via acquisition and organic growth.

In the fourth Quarter PacificNet historically acquired 61% ownership in Lion Zone Holdings, the direct owner of Chinagohi or Guhaiguanchao. The acquisition will expand PacificNet's position as the leading provider of outsource call center telemarketing, (CRN), and value added telecom services in China.

Chinagohi, or Guhaiguanchao in Chinese, is a leading information content provider of Chinese stock market information, analysis and investment advisory services via DRTV infomercials through satellite and cable TV broadcasting, IVR, SMS, magazines, and WAP-based mobile value added services, web portals, and subscription-based audio/video streaming via the internet.

Chinagohi is a widely admired brand name in China. Its Chinese name is Guhaiguanchao and has been recognized by the (Chinese Text Bureau) in (unintelligible) at one of the top 100 text-paying enterprises in (unintelligible) for profit it’s generated for its commercial leadership and government contribution.

Chinagohi operates one of the leading DRTV infomercial marketing companies and magazine publishing or financial advisory services in China with over 100,000 registered online users and about 30,000 fee-paying subscribers. Chinagohi is headquartered in Shenzhen with over 600 employee in a DRTV infomercials telemarketing call center. The DRTV call center, with about 400 phone lines, occupies about 35,000 square feet.

The company also offers interactive IVR services via a fixed and mobile phone. Chinagohi rents 30-minute TV programming time slots from the leading satellite and cable TV channels in China to air its infomercials, which advertise its DRTV hotline and magazine subscriptions for viewers to contact.

Chinagohi typically produces its infomercial at its own studio production facility with a direct satellite upload facility to the four leading satellite TV broadcasters in China. Calls are then routed to these large call centers for product inquiry and order placement, which place well into the strong infrastructure we have already built in this area.

We have further boasted our value added telecom services through the acquisition at the end of January of a major interest in Guangdong, Guangzhou, (unintelligible) one of the leading value added telecom services provider in China. Guangzhou Guangdong was granted nationwide at the (unintelligible) service number 2388 for mobile - for China Mobile and 9928 for China's Unicom.

(Unintelligible), an integrated value added mobile services (unintelligible) valuable for the implementation of PacificNet's iPACT program, which is a standard service mark for PacificNet's value added profit sharing alliance partnership program. And I'll discuss this iPACT program in greater detail shortly.

We have not focused on acquisitions solely as a way for us to grow. Each our key business shows organic growth in 2005 and we have pursued a number of initiatives to make each of them better. This includes improved accounting and reporting systems to better track and measure the performance of these operations.

We also launched (unintelligible) in the third quarter of 2005 an IVR value added service aligned program - alliance program called iPACT where PacificNet provides all the hardware, software, applications, and content for value added services, including a variety of IVR and other wireless and fixed line VAS content to a number of qualified VAS alliance partners on a profit-sharing basis.

iPACT's VAS content includes video, audio, color ring back tone services, background music services, (unintelligible) mobile instant messaging services, news, weather forecast, stock information, humor, songs, mobile music karaoke, mobile TV, video games, and entertainment as well as community oriented services such as chat lines, dating, and so on.

Mobile and fixed line phone users can access PacificNet's VAS alliance through Guangzhou 3G's presence in 26 provinces in China. Basically we cover almost all of China except Xingxiang province, Tibet, and Taiwan. I like to turn the call now - turn the call back to Victor to discuss our 2006 distance outlook. Victor please.

Victor Tong:
Thank you Tony. Since it's now mid-April, we have a petty good idea of what our first quarter results will look like. We expect that total revenues would be between $13 and $14 million and net income will be between $700,000 and $900,000, or about 7 to 9 cents per share -- basic share. Diluted share would be a little bit less.

Our first quarter is generally our slowest quarter due to the longer (unintelligible) new years holidays in China. By contrast, the fourth quarter is normally the strongest due to holiday-related promotions such as increase the spending of our customers (with us). For Q2 2006 the company expects that total revenue will be between $14 and $15 million and the net income will be between $1 and $1.2 million or about 10 cents to 12 cents per share.

For fiscal year 2006 the company expects that total revenue will be between $60 and $70 million (unintelligible) in net income between $4.5 and $5.2 million or about 41 cents to 50 cents per share. If we are successfully - if we are successful in meeting our expectations, it will result in EPS growth of 64 to 100%. We believe we will achieve this through gaining market share and growing in the VAS IVR, CRM markets in China while improving our margins through a more favorable mix of business and cost savings due to efficiencies across all of our business units. These expectations assume that we do not make any additional acquisitions during the year. Now I'd like to open up the call for questions. Thank you.

Operator:
At this time I would like to remind everyone, if you would like to ask a question press star then the number one on your telephone keypad. We'll pause for just a moment to compile the Q&A roster. Your first question comes from (Tianne Hill) with (Enterberg).

(Tianne Hill):	Victor, Tony how are you?

Victor Tong:	Good to hear from you, (Tianne).

Tony Tong:	Thank you (Tianne).

(Tianne Hill):	Yes congratulations on a good quarter. And can you give me a breakdown for your third business line -- outsourcing the (unintelligible) and distribution -- what's the revenue distribution look like?

Tony Tong:	I believe that information is in the press release but I can repeat that. I…

(Tianne Hill):	I haven't gotten that yet.

Tony Tong:
Okay the press release was out at 7:59 am. And - through the wire. And I've been told that you can - everyone can see it on Yahoo! Finance and so on. But anyway let me repeat. According to the press release, you know, the revenues of $6.3 million, $11 million, and $2 million, and operating profit of $432,000, $1.2 million, and $12,000 were generated from the company’s three business units, (which) number one, outsourcing, number two, value added services, and number three, communications distribution. And let me repeat again, revenue is $6.3 million, $11 million, and $2 million for these three areas.

(Tianne Hill):
Okay. So do you have any more acquisition targets? I know everything you are talking about. The number you gave in '06 is excluding any acquisition. But are you planning to have more acquisition in '06?

Victor Tong:	Well just - I will answer. We don't comment on any pending talks with any parties.

(Tianne Hill):	Yes.

Victor Tong:	…obviously, but on a track record base…

(Tianne Hill):	Yes.

Victor Tong:
…we have done three in 2004 and three or four 2005 and we have closed a couple just a couple months ago. However, in 2006 our pipeline of acquisition is always there but because - we needed to view more synergistic results and work out the audit issue and financial issues and many other internal organic issue. So the priority of the company is always trying to grow from within before we look outward for acquisition targets.

However, because we are one of the strongest or most aggressive M&A targeting acquisitions in China, so we believe that there should be more M&As in the future but we really cannot comment on the timing…

(Tianne Hill):	Yes.

Victor Tong:	…(unintelligible).

(Tianne Hill):	Okay. The other question is, is you have acquired more and more companies and how do you resolve the, you know, synergy issues, the integration issue and the management issue?

Victor Tong:
That's a very good point (Tianne). First of all we have - trying - we have been trying to move everybody into the same office space. We believe that the proximity of people will help us to view more synergies because people will be sitting down for lunch more frequently and go out for outdoor activities or after work activities such as maybe going to bar, maybe going to soccer games or (unintelligible).

So that's why our Beijing new headquarter, we will have iMobile and Linkhead -- they've already moved into our new (unintelligible) Beijing headquarter in one floor that we have purchased in (unintelligible), which is right outside of the airport express highway.

And this facility will also hold our (PCT) Beijing co-headquarter and administrative staff. So the Beijing offices is (unintelligible) some synergistic results. And we also planning to do the same for Guangzhou and (Shenzhen) where we host many of our other subsidiaries such as (Guangzhou). We currently have Sunroom, Clickcom and (unintelligible) and also (unintelligible). So maybe we'll have facilities soon. We can comment on that…

(Tianne Hill):	Yes.

Victor Tong:	…to house all these two or three or three or four together.

(Tianne Hill):	Yes.

Victor Tong:
So it's the same for (unintelligible). (Unintelligible) maybe a little bit harder because we also have a Soluteck outsourcing center with about 150 or 200 staff outside of the (unintelligible) city district. But we try to fit all of the administrative star - staff from Soluteck or Smartime and also with our internal administrative (unintelligible) staff and also some of the Chinagohi people in (unintelligible). So this is one thing.

And the next issue has to do with our annual synergistic meeting. We have delayed our annual synergistic meeting that's usually held in March every year to - right now to mid May so that we can file the K and file the (FB2) for the $8 million financing that we just did. And we also have to do the Q1 for 2006 by May 15.

So we have delayed that, but the work is still underway and we have hired many managers as Tony have indicated in our press releases. We have hired many senior managers to boost up our business synergistic and legal side. So through all of these efforts I think 2006 would be much better year in terms of the synergistic results.

In addition, by (unintelligible) they have national license for text message and WAP and many other license at China Mobile. And we have been that for our Clickcom and our Sunroom operation. And also Chinagohi have been trying to use our resources with our Beijing office and also with our (unintelligible) office.

So these synergistic results are yielding slowly, but I hope to tell the (street) that - do not count on these as staff effort, but we are always committed every day and every week and every year of our lives to try to slowly - to try to better our internal organic growth and synergistic results.

(Tianne Hill):
So I guess after you are acquiring more company you also, you know, what you increased your workload in terms of (unintelligible) management like auditing, accounting. And how do you resolve that issue?

Victor Tong:
Yes that's correct. So we have - what we have done in the past three years as our legal council have put a good analogy on (us), a couple of years ago we were kind of like running a candy store. Right now we are kind of like running a department store. And in running a department store we needed new facilities, new network, and new process, and new workflow and new hardware and the new IT processes.

And we have all these so we have spent the last two or three years to build out the intranet (unintelligible) firewall and everything connecting our (unintelligible) Beijing U.S. offices with our (EPN) network. And during our past two or three quarters we have started to use a - an integrated internal financial accounting system called (unintelligible). And starting in 2006 we even have most offices - most of our subsidiaries to directly answer their daily transaction into the (unintelligible) accounting system.

So in the future it will save a lot of bottleneck in terms of audit and accounting reporting time that it currently takes for us to try to get all the audit or trial balances or consolidated reports from all these subsidiaries and then consolidate them using spreadsheets. So we have stopped doing that for (RK) and also the Q3 of last year and this year. The financial integration - it would be even more.

And on the personnel side, we believe that we currently have sufficient staff to handle our past acquisitions. So however facing Sarbanes-Oxley and also facing maybe more organic growth and maybe more future acquisitions, we'll be - definitely be hiring more people. Our (unintelligible) accounting finance team has already increased from zero to about ten right now. We used to do our accounting and integration work in Hong Kong, but as you know, Hong Kong is, I mean it costs a lot of money. And most of our business right now is outside of Hong Kong in (Mainland) China.

So to better the knowledge and better the proximity of people in China we now have our centralized accounting team in (unintelligible). So now our (unintelligible) team has our, you know, about ten people or so doing all the various audit and accounting and consolidation and dealing with us. And we can do the monthly reconciliation and all these with our subsidiaries.

So our Beijing office -- Beijing because it's the culture center of China and also the technology center of China. And we have put a lot of the legal and paralegal and 10K writing work in the contents and press release and all these things into our Beijing office. And these have yielded very well in our Beijing offices with these kind of administrative staff have increased from zero about - to - or one years ago to currently about team of five or seven staff.

And on top of that we also have staff dealing with the networks with building our office automation and all these things, so with better system better process and more management. And right now we have maybe about 10 or 15 mid-level management on the corporate level. We believe that, you know, all this will also help us to move forward.

But one thing that I'd like to emphasize is that all of our subsidiaries has its full current management -- including CEO, CFO or controller and also Marketing and Technology and all these management people -- we are probably one of the (unintelligible) company from China with our - in comparison with a small market size with the most senior mid-level management in our subsidiaries. And currently we boast 40 to 80 of these various senior staff in our subsidiary level, and none of them have really left us since we have acquired these.

(Tianne Hill):	Victor, what is the share accounts - the number of share accounts you use for Q4?

Victor Tong:	Q4 -- I think at the end - I don't have the number right in front of me, …

(Tianne Hill):	Yes.

Victor Tong:	…but I think that the basic total outstanding shares is a little bit more than $11 million, and the fully diluted share is a little bit more than $12 million. We have…

Tony Tong:
I'd like to just point out on the share count, you know, the total issue share -we have - more than a million of the shares are actually in the company's treasury share. So in computing the EPS we have to (reduct) that. And as Victor said, it's probably around $11 million. That's the total if you are looking at the diluted share because we have a lot of the share in the treasury share.

Operator:	Again, if you would like to ask a question, press star one at this time. And your next question comes from (Albert Lee) with (Max).

(Albert Lee):	Hey guys. How you doing?

Man:	Hey (Albert).

(Albert Lee):
It looks like things are finally, you know, gelling together here. Now obviously your goal is to gain market share and what not, but can you kind of lay out maybe, you know, two, three, or four goals that you would like to see accomplished this year in 2006, you know, other kind of inflection points that we can kind of base, you know, your successes on aside from hitting from your, you know, quarterly targets and what not?

And maybe what holes you think you need to fill that would be through acquisitions as opposed to telling us exactly, you know, what your acquisition targets are, you know. We could start with that maybe.

Tony Tong:	Okay. Maybe I - let me start. This is Tony.

(Albert Lee):	Hi.

Tony Tong:	I just - our direction and our positioning in China is a customer CRM relationship management - …

(Albert Lee):	Yes.

Tony Tong:	…CRM play. And we still want to be a leading CRM provider in China. And to us, CRM means, you know, a channel -- a new sales channel. Whether it's using call center or IVR or SMS, …

(Albert Lee):	Yes.

Tony Tong:	…we will help people distribute products and services through this new channel. So our potential, you know, M&A targets will be in this CRM daily (unintelligible) daily (unintelligible).

And another goal that we want to reach is a - to further, you know, in execution of our plan. It doesn't matter if you have a grand vision. It's really the execution. That means it comes down to using a standardized accounting system that we already rolled out last year but we still - we are still trying to reach 100% conversion. Right now we've converted - 60 to 70% of all the subsidiaries are using our standardized accounting system, which is (unintelligible)…

(Albert Lee):	Yes.

Tony Tong:	…that - (unintelligible) company in China. So we're using that software.

And also having a standardized accounting team -- so every year we have rollout policies that we collect. Every company must submit all their financial information by the 15th of each month. So within 15 days after the end of each month we should collect that information.

And right now not every subsidiary can do that. And we're still trying to basically improve our execution in terms of infrastructure, in terms of human management team as we mentioned in our PR. We've actually greatly, you know, expanded our management team to cover - to have a lot of senior and mid-level managers to implement this company's executive decision.

(Albert Lee):	Do…

Tony Tong:	So I'd just like to, you know, point out those two things.

(Albert Lee):
Okay. Did you - are you expecting to incur additional expenses because of that with the, you know, additional middle management and senior management hires and, you know, additional infrastructure changes? Is that reflected in your - what kind of additional expenses can we expect out of that I guess?

Tony Tong:	Well actually a lot of that is already in place. For example the software (unintelligible) infrastructure -- that's already in place.

(Albert Lee):	Okay.

Tony Tong:
In terms of human management team, we are always looking for good talent. And as the company grows I think we'll continue to increase that. But I also want to point out that it's not just a cost increase. Usually we see a lot of synergistic development within the various subsidiaries. So we actually - a lot of that people is actually coming from the subsidiary level.

(Albert Lee):	Oh okay.

Tony Tong:	For example, their management, their accounting team is coming to our headquarters and get trained. So there's a lot of internal developments so the cost is not very significant.

(Albert Lee):	Okay.

Tony Tong:	Victor?

Victor Tong:
Yes. And we are slowly seeing the result of our early deployment of the Sarbanes-Oxley internal control as we hire more people to look over the book and look over the accounting. These people have already yielded some profitable administrative function instead of being a call center to be a (unintelligible) because I think the internal control is important in China…

(Albert Lee):	Yes.

Victor Tong:
…due to the legal issue and many (other) money issue. So our early deployment of the early phase of our Sarbanes have already, you know, yielded some results. So that's why we believe that as we deploy off all these expenses we believe that the added value or added profit due to better use of money…

(Albert Lee):	Yes.

Victor Tong:	…and better expense control and better profit recognition should be able to help us to really to gain all the true intention of Sarbanes.

However, the Sarbanes in 2006 - as later on this year we try to be more Sarbanes compliant, maybe it will cost us a, you know, maybe $100 or $200,000 more. But already we have, you know, pretty good internal controls so we should be pretty ready for doing so. But one thing that I like to comment is on the issue that you just raised -- …

(Albert Lee):	Yes.

Victor Tong:	…how we're going to improve those organic efforts and maybe more M&As.

(Albert Lee):	Oh.

Victor Tong:	…(unintelligible) a better business outlook in 2006. For iPACT, we were up to about ten or 12 partners or IVR alliance partners.

(Albert Lee):	Okay.

Victor Tong:	Currently we are probably up to 20-some partners right now.

(Albert Lee):	(Really). Okay.

Victor Tong:	So the partner level is also rapidly increasing. And we are aiming to go toward maybe close to 80 or 100 partners by year-end just from the iPACT IVR side.

(Albert Lee):	Okay.

Victor Tong:
And that may require more working capital and some other efforts, but these should definitely yield more profit. And also - there are also, you know, other acquisition targets that we have been looking at. We probably won't do anything too quickly, but any of those should yield further results as well.

But currently we are really looking at, you know, more growth. However, you know, Chinagohi is still under the regulatory cloud. We're not sure when that will subside, but our acquisition model is that if they don’t perform, you know, we don't deliver our shares. So…

(Albert Lee):	Right.

Victor Tong:	…that's why the total share count in EPS and all those would be in proportion to how these business will function. So we believe that, you know, 2006 would be a lot better.

(Albert Lee):
Okay. So if you can remind us again what is baked into these '06 guidance figures that assumes I guess all the acquisitions, consummated in '05, none for '06. And are some of the annual net income, you know, guarantees that were made in your prior acquisitions incorporated into that?

Victor Tong:	Yes. All of these have been baked in.

(Albert Lee):	Okay. So you're - the net income guarantees are in that.

Victor Tong:	Yes.

(Albert Lee):	And last question I guess -- what - how is the utilization that your newly established Guangzhou facility -- how's that been tracking and, you know, if you could kind of (flesh) that out.

Victor Tong:	Tony may be able to comment a lot more.

Tony Tong:	Okay sure. The Guangzhou call center -- the new facility has been up since after the Chinese New Year.

(Albert Lee):	Yes.

Tony Tong:	And the - actually we have plan in this whole year of - there's a rollout schedule to gradually utilize that facility.

(Albert Lee):	Yes.

Tony Tong:	As of now, it's still early, you know, in the beginning of this year. The utilization is still not very high yet…

(Albert Lee):	Okay.

Tony Tong:	…(unintelligible) 16% utilization.

(Albert Lee):	Okay.

Tony Tong:	We're hoping by the end of the year it'll reach a much higher utilization rate.

(Albert Lee):	Okay. Like over 50% right? Is that…

Tony Tong:	Yes.

(Albert Lee):	Okay.

Tony Tong:	That's what we hope for.

(Albert Lee):	Okay great. Thank you.

Operator:	Again, if you would like to ask a question, press star one at this time.

Victor Tong:
One thing I would like to point out before people ask question is that we made a little breakdown mistake in our press release that we issued at 7:59. It does not involve any changes in the process or a revenue figure, but it's just a slight breakdown error that we'll make the press release change issue - the revised press release as soon as possible.

Operator:	And you do have a question from…

Man:
Group one, group two, group three. The three - the breakdown of the three groups -- there's some segmentation issues that we may issue another press release soon to address on the three different segments. Yes.

Operator:	And sir you do have another question from (Tom Bishop) from (unintelligible) Research.

(Tom Bishop):	Hey. Good morning.

Man:	Hey (Tom). How are you?

(Tom Bishop):
Okay. I had a question with regards to the terms of your acquisition. So you - there's often language - well there's always language in there that, you know, the purchase price is subject to hitting certain targets. And I'm just - wanted to know to what extent do the - is there incentive for the prior owners to exceed those targets and to continue to grow what you're acquiring -- to fuel your organic growth later.

Victor Tong:
Yes. That's a very good question. Obviously we need to give some bonus to people who have achieved and exceeded the targets. So in all of the (unintelligible) purchase agreements that some of them that we have filed with the SEC also include the bonus cost.

However, the bonus cost is usually a one-time fee rather than the acquisition usually as maybe a five-time fee. And so - and you also includes a lid or a ceiling just in case if they make like a (gazillion) dollars of profit they would not reverse or take over our PacificNet as we issue more stock to them.

So this way it helps some to be more incentivized. But the other issue has to do with the 49% that they still have owned. When they achieve more profit, their own half of the company will also be worth more. And in the future, say if they want to sell a portion to us or if they want to have some private exit, that will also help them as well.

So all of us have the incentive to try to (work) more. And definitely they - if they deliver more - their earnings to be consolidated to our PacificNet consolidated process would be more. And when we deliver more profits when they sell their shares -- maybe one year, maybe five years from now, who knows -- then their share price would be worth more money.

(Tom Bishop):	Okay. So I did hear that there is a bonus in there that's capped, but beyond what you disclose in each press release so that there is incentive for the upside there.

Victor Tong:	Yes.

(Tom Bishop):	Okay.

Tony Tong:	If you look at the detail 8-K filing with, you know, detail SNP you see that there's pretty much always a bonus (term) for exceeding the required profit guarantee.

(Tom Bishop):	Okay. Speaking of the 8-K I'm looking at one here with regards to the financing that you just did -- …

Man:	Yes.

(Tom Bishop):	…$8 million. And it mentions a variable rate debenture, which later you disclose at - I don't see it right now but it was like 6% this year, 7% the next, and 10%…

Tony Tong:	For five, six, and seven.

(Tom Bishop):	Yes, five, six and seven in year one, two, and three. That's all that's variable about it, right?

Tony Tong:	Yes.

(Tom Bishop):	Okay. And then it says at an initial fixed conversion price of ten. And that one I wasn't quite clear on.

Victor Tong:
Well that's a very good question. So maybe we can publicly talk about it. What we mean by initial conversion price is that if the company does not issue any stock at a lower price in the duration of the debenture, then the price would stay at $10 due to (unintelligible) provision in the share purchase agreement.

So the company does not intend to raise any money any time soon. And even if we raised money soon, you know, we feel pretty good about - that we can do it at a good price so it should not cause any issue. So that's why we released the press release at (unintelligible) at the initial conversion price of ten.

(Tom Bishop):	Okay. All right. Thank you.

Victor Tong:	Thank you.

Operator:	And there are no further questions. Sir, do you have any closing remarks?

Tony Tong:	All right.

Okay.

Well I'd like to thank everyone for joining our 2005 annual result conference call and also thank you for your continued support for the company. We look forward to speaking to you pretty soon when we release our first quarter results. Thank you very much and have a good day.

Operator:	This concludes today's conference call. You may now disconnect.